As filed with the Securities and Exchange Commission on February 4, 2013

Registration No. 333-65673, No. 333-57742, No. 333-61572, No. 333-138323

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
FORM S-8

REGISTRATION STATEMENT NO. 333-65673
REGISTRATION STATEMENT NO. 333-57742
REGISTRATION STATEMENT NO. 333-61572
REGISTRATION STATEMENT NO. 333-138323

UNDER THE SECURITIES ACT OF 1933

YOUNG INNOVATIONS, INC.
(Exact name of issuer as specified in its charter)

Missouri	43-1718931
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

13705 Shoreline Court East, Earth City, Missouri	63045
(Address of Principal Executive Offices)	(Zip Code)

2006 Long-Term Incentive Plan
Amended and Restated 1997 Stock Option Plan
(Full Title of the Plans)

Alfred E. Brennan, Jr.
Chief Executive Officer
13705 Shoreline Court
Earth City, Missouri 63045
(Name and Address of agent for service)

(314) 344-0010
(Telephone number, including area code, of agent for service)

DEREGISTRATION

These Post-Effective Amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Young Innovations, Inc. (the “Company”) with the Securities and Exchange Commission: (1) Registration Statement No. 333-65673 filed on October 14, 1998, pertaining to the registration of 350,000 shares of common stock, par value $0.01 per share, reserved for issuance under the Company’s 1997 Stock Option Plan, as amended, (2) Registration Statement No. 333-57742 filed on March 28, 2001, pertaining to the registration of 300,000 shares of common stock, par value $0.01 per share, reserved for issuance under the Company’s 1997 Stock Option Plan, as amended, (3) Registration Statement No. 333-61572 filed on May 24, 2001, pertaining to the registration of 500,000 shares of common stock, par value $0.01 per share, reserved for issuance under the Company’s Amended and Restated 1997 Stock Option Plan, and (4) Registration Statement No. 333-138323 filed on October 31, 2006, pertaining to the registration of 700,000 shares of common stock, par value $0.01 per share, reserved for issuance under the Company’s 2006 Long-Term Incentive Plan.

On January 31, 2013, pursuant to the Agreement and Plan of Merger dated as of December 3, 2012 (the “Merger Agreement”), by and among the Company, Young Innovations Holdings LLC, a Delaware limited liability company (“Parent”), and YI Acquisition Corp., a Missouri corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statements has been terminated as of the date hereof.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this Post-Effective Amendment No. 2 to the Registration Statements, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Earth City, State of Missouri, on the 4th day of February, 2013.

YOUNG INNOVATIONS, INC.
By: /s/ Alfred E. Brennan, Jr.
Alfred E. Brennan, Jr.
Chief Executive Officer

Pursuant to the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statements has been signed by the following persons in the capacities indicated on the 4th day of February, 2013.

Signature	Title

.

/s/ Alfred E. Brennan, Jr.	Chief Executive Officer and Director
Alfred E. Brennan, Jr.	(Principal Executive Officer)

/s/ Arthur L. Herbst, Jr.	President and Chief Financial Officer
Arthur L. Herbst, Jr.	(Principal Financial Officer)

*	Vice Chairman and Director
George E. Richmond

/s/ Dr. Patrick J. Ferrillo	Director
Dr. Patrick J. Ferrillo

/s/ Brian F. Bremer	Director
Brian F. Bremer

/s/ Richard J. Bliss	Director
Richard J. Bliss

/s/ Edward Wiertel	Director
Edward Wiertel

*By: /s/ Alfred E. Brennan, Jr.	Attorney-in-Fact
Alfred E. Brennan, Jr.